Exhibit 99.1

QUEST DIAGNOSTICS REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

— Revenues of $1.9 billion, up 2.2%
— Adjusted diluted EPS of $1.18, up 4%; reported diluted EPS of $1.08, down 4%
— Cash flow from operations of $338 million, up $8 million
— Quarterly dividend increased by 70% to $0.17 per share

MADISON, N.J., OCTOBER 25, 2011 – Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced today that for the third quarter ended September 30, 2011, adjusted income from continuing operations was $189 million, or $1.18 per diluted share. For the third quarter of 2010, reported income from continuing operations was $198 million, or $1.13 per diluted share. Income from continuing operations in the third quarter of 2011 was reduced by $0.10 per share in charges, principally related to restructuring and integration activities. Including these items, reported income from continuing operations was $172 million, or $1.08 per diluted share. Third quarter results include a benefit of $0.05 per share in 2011 and $0.08 per share in 2010, primarily associated with the favorable resolution of tax contingencies.

Revenues increased 2.2% to $1.9 billion for the third quarter. The acquisitions of Athena and Celera contributed 3.0% to revenue growth. Clinical testing revenues increased approximately 1%, with revenue per requisition up 2.1% and volume, measured by the number of requisitions, down 1.2%.

For the third quarter of 2011, adjusted operating income was $349 million or 18.3% of revenues. For the third quarter of 2010, reported operating income was $337 million, or 18.1% of revenues. Including the impact of restructuring and integration costs, reported operating income was $322 million, or 16.9% of revenues, in 2011. Cash flow from operations was $338 million, compared to $330 million in 2010. During the third quarter, the company repurchased $50 million of its common shares.

“During the third quarter, revenues grew 2.2%, adjusted earnings per share increased 4%, and we generated strong cash flow. While there are signs of progress in a number of areas, there is still much work to be done,” said Surya N. Mohapatra, Ph.D., Chairman and CEO. “We remain focused on increasing shareholder value and improving returns on capital. We are taking a series of actions to improve our performance by driving organic growth and significantly reducing our cost structure.”

Dr. Mohapatra continued: “In addition, with key strategic capabilities now in place as a result of recent acquisitions, we plan to return the majority of our future cash flow to shareholders. This morning we announced a 70% increase in our dividend, demonstrating confidence in our continued ability to generate strong cash flow. Together, we believe these actions, over time, will be successful in unlocking significant shareholder value.”

Year-to-Date Performance
Revenues of $5.6 billion increased 1.6% from 2010. For the first nine months of 2011, adjusted income from continuing operations was $532 million, or $3.30 per diluted share, compared to adjusted income from continuing operations of $575 million, or $3.20 per diluted share, in 2010. On a reported basis, income from continuing operations was $282 million, or $1.75 per diluted share in 2011, compared to $556 million, or $3.09 per diluted share, in 2010.

Adjusted operating income for the first nine months of 2011 was $988 million, or 17.5% of revenues, compared to adjusted operating income of $1.0 billion, or 18.6% of revenues, for 2010. On a reported basis, operating income was $670 million, or 11.9% of revenues, in 2011, compared to $1.0 billion, or 18.1% in 2010. Cash provided by operations was $558 million and was reduced by the Medi-Cal settlement payment, restructuring, transaction and integration costs, totaling $244 million. Before these items, cash flow was $802 million, compared to $778 million in 2010. During the first nine months of 2011, the company repurchased $885 million of its common shares.

Outlook for 2011
For the full-year 2011, the company estimates results from continuing operations, before future special items, as follows:
•	Revenues to grow 1.5%, unchanged from previous guidance;
•

Earnings per share to be between $4.30 and $4.35 on an adjusted basis and between $2.74 and $2.79 on a reported basis, compared to previous guidance of between $4.25 to $4.35 on an adjusted basis and between $2.81 and $2.91 on a reported basis.

•	Operating income as a percentage of revenues to be 17.5% on an adjusted basis, unchanged from previous guidance, and 13.3% on a reported basis;
•

Cash from operations to approximate $1.1 billion before the effect of the Medi-Cal settlement payment, restructuring, transaction and integration costs, and to approximate $900 million after these items, unchanged from previous guidance; and

•	Capital expenditures to approximate $190 million, compared to $200 million previously.

Conference Call Information
Quest Diagnostics will hold its third quarter conference call on October 25, 2011 at 8:30 a.m. Eastern Time. The public may access the conference call through a live audio webcast available on Quest Diagnostics’ Investor Relations Internet site at www.QuestDiagnostics.com/investor. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone in the U.S. at 888-673-3567 for domestic callers, or 402-220-6430 for international callers. No access code will be required. Telephone replays will be available until midnight Eastern Time on November 22, 2011.

About Quest Diagnostics
Quest Diagnostics Incorporated (NYSE: DGX) is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2010 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Risk Factors” in the company’s quarterly reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2011 quarterly reports on Form 10-Q and Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

Note on Non-GAAP Financial Measures
As used in this press release, the term adjusted refers to the operating performance measures that exclude the estimated impact of severe weather, restructuring charges, the Medi-Cal settlement and costs associated with the Athena Diagnostics and Celera transactions. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

TABLES FOLLOW

# # #

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2011 and 2010
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010

Net revenues	$1,906.4	$1,864.7	$5,631.2	$5,544.9

Operating costs and expenses:
Cost of services	1,116.6	1,091.5	3,318.0	3,236.8
Selling, general and administrative	446.5	426.6	1,357.2	1,276.7
Amortization of intangible assets	19.4	9.9	47.8	28.5
Other operating expense (income), net	1.8	(0.1)	238.3	1.6

Total operating costs and expenses	1,584.3	1,527.9	4,961.3	4,543.6

Operating income	322.1	336.8	669.9	1,001.3

Other income (expense):
Interest expense, net	(43.4)	(36.2)	(127.9)	(108.5)
Equity earnings in unconsolidated joint ventures	7.3	7.2	22.9	22.5
Other (expense) income, net	(2.8)	3.2	(0.9)	2.1

Total non-operating expenses, net	(38.9)	(25.8)	(105.9)	(83.9)

Income from continuing operations before taxes	283.2	311.0	564.0	917.4
Income tax expense	101.1	102.9	256.1	333.9

Income from continuing operations	182.1	208.1	307.9	583.5
Loss from discontinued operations, net of taxes	(0.3)	(0.4)	(1.2)	(0.7)

Net income	181.8	207.7	306.7	582.8
Less: Net income attributable to noncontrolling interests	10.0	9.7	25.6	27.7

Net income attributable to Quest Diagnostics	$171.8	$198.0	$281.1	$555.1

Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$172.1	$198.4	$282.3	$555.8
Loss from discontinued operations, net of taxes	(0.3)	(0.4)	(1.2)	(0.7)

Net income	$171.8	$198.0	$281.1	$555.1

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$1.08	$1.14	$1.76	$3.12
Loss from discontinued operations	—	—	(0.01)	—

Net income	$1.08	$1.14	$1.75	$3.12

Earnings per share attributable to Quest Diagnostics’ common stockholders – diluted:
Income from continuing operations	$1.08	$1.13	$1.75	$3.09
Loss from discontinued operations	(0.01)	—	(0.01)	—

Net income	$1.07	$1.13	$1.74	$3.09

Weighted average common shares outstanding:
Basic	157.8	173.2	159.0	177.5
Diluted	159.0	174.3	160.5	179.2

Operating income as a percentage of net revenues	16.9%	18.1%	11.9%	18.1%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
September 30, 2011 and December 31, 2010
(in millions, except per share data)

	September 30, 2011	December 31, 2010

	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$110.8	$449.3
Accounts receivable, net	936.3	845.3
Inventories	85.0	76.6
Deferred income taxes	166.9	142.5
Prepaid expenses and other current assets	97.3	91.7

Total current assets	1,396.3	1,605.4
Property, plant and equipment, net	806.0	834.4
Goodwill	5,796.2	5,101.9
Intangible assets, net	1,054.6	796.4
Other assets	273.4	189.5

Total assets	$9,326.5	$8,527.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$928.2	$865.3
Short-term borrowings and current portion of long-term debt	835.9	349.0

Total current liabilities	1,764.1	1,214.3
Long-term debt	3,367.8	2,641.2
Other liabilities	649.6	618.1
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares authorized at both September 30, 2011 and December 31, 2010; 214.6 shares and 214.2 shares issued at September 30, 2011 and December 31, 2010, respectively	2.1	2.1
Additional paid-in capital	2,331.1	2,311.4
Retained earnings	4,101.1	3,867.4
Accumulated other comprehensive (loss) income	(5.4)	10.6
Treasury stock, at cost; 57.2 shares and 43.5 shares at September 30, 2011 and December 31, 2010, respectively	(2,906.5)	(2,158.1)

Total Quest Diagnostics stockholders’ equity	3,522.4	4,033.4
Noncontrolling interests	22.6	20.6

Total stockholders’ equity	3,545.0	4,054.0

Total liabilities and stockholders’ equity	$9,326.5	$8,527.6

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2011 and 2010
(in millions)
(unaudited)

	Nine Months Ended September 30,

	2011	2010

Cash flows from operating activities:
Net income	$306.7	$582.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	209.4	190.4
Provision for doubtful accounts	214.4	222.9
Deferred income tax provision (benefit)	3.3	(4.7)
Stock-based compensation expense	50.8	45.0
Excess tax benefits from stock-based compensation arrangements	(4.6)	—
Provision for special charge	236.0	—
Other, net	5.7	14.3
Changes in operating assets and liabilities:
Accounts receivable	(271.1)	(279.9)
Accounts payable and accrued expenses	(84.4)	(26.6)
Settlement of special charge	(241.0)	—
Income taxes payable	122.1	19.1
Other assets and liabilities, net	10.4	15.2

Net cash provided by operating activities	557.7	778.5

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(1,298.5)	—
Sale of securities acquired in business acquisition	213.5	—
Capital expenditures	(117.9)	(136.3)
Decrease (increase) in investments and other assets	0.8	(3.5)

Net cash used in investing activities	(1,202.1)	(139.8)

Cash flows from financing activities:
Proceeds from borrowings	2,658.3	—
Repayments of debt	(1,495.1)	(2.6)
Purchases of treasury stock	(885.0)	(750.0)
Exercise of stock options	104.0	40.8
Excess tax benefits from stock-based compensation arrangements	4.6	—
Dividends paid	(48.8)	(54.2)
Distributions to noncontrolling interests	(25.8)	(25.6)
Other financing activities, net	(6.3)	(12.1)

Net cash provided by (used in) financing activities	305.9	(803.7)

Net change in cash and cash equivalents	(338.5)	(165.0)

Cash and cash equivalents, beginning of period	449.3	534.3

Cash and cash equivalents, end of period	$110.8	$369.3

Cash paid during the period for:
Interest	$128.3	$118.5
Income taxes	$132.7	$324.4

Notes to Financial Tables

1)     The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010

	(in millions, except per share data)
Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$172.1	$198.4	$282.3	$555.8
Loss from discontinued operations, net of taxes	(0.3)	(0.4)	(1.2)	(0.7)

Net income available to common stockholders	$171.8	$198.0	$281.1	$555.1

Income from continuing operations	$172.1	$198.4	$282.3	$555.8
Less: Earnings allocated to participating securities	0.9	0.9	1.9	2.5

Earnings available to Quest Diagnostics’ common stockholders – basic and diluted	$171.2	$197.5	$280.4	$553.3

Weighted average common shares outstanding – basic	157.8	173.2	159.0	177.5

Effect of dilutive securities:
Stock options and performance share units	1.2	1.1	1.5	1.7

Weighted average common shares outstanding – diluted	159.0	174.3	160.5	179.2

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$1.08	$1.14	$1.76	$3.12
Loss from discontinued operations	—	—	(0.01)	—

Net income	$1.08	$1.14	$1.75	$3.12

Earnings per share attributable to Quest Diagnostics’ common stockholders - diluted:
Income from continuing operations	$1.08	$1.13	$1.75	$3.09
Loss from discontinued operations	(0.01)	—	(0.01)	—

Net income	$1.07	$1.13	$1.74	$3.09

2)

Adjusted amounts for operating income, operating income as a percentage of net revenues, income from continuing operations, and diluted earnings per common share represent the Company’s results before the impact of the Medi-Cal charge, restructuring charges, transaction and integration costs related to the acquisitions of Athena Diagnostics and Celera Corporation, and the estimated impact of severe weather in the first quarter of 2011. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States of America when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three months ended September 30, 2011 (dollars in millions, except per share data)

	As Reported	Restructuring Charges (a)	Integration Costs (b)	As Adjusted

Operating income	$322.1	$26.0	$1.3	$349.4
Operating income as a % of net revenues	16.9%	1.4%	—%	18.3%
Income from continuing operations (c)	172.1	15.8	0.9	188.8
Diluted earnings per common share	1.08	0.10	—	1.18

(a)

Results for the three months ended September 30, 2011 include $26.0 million of pre-tax restructuring charges, or $0.10 per diluted share, principally associated with workforce reductions. Of these costs, $15.9 million and $10.1 million were included in cost of services and selling, general and administrative expenses, respectively.

(b)

Results for the three months ended September 30, 2011 include $1.3 million of pre-tax integration related costs associated with the acquisitions of Athena Diagnostics and Celera Corporation. These costs were recorded in selling, general, and administrative expenses.

(c)	Income tax expense of $10.2 million and $0.4 million associated with restructuring charges and integration related costs, respectively, was calculated using a combined federal and state rate of 39%.

	Nine months ended September 30, 2011 (dollars in millions, except per share data)

	As Reported	Medi-Cal Charge (d)	Restructuring Charges (e)	Transaction and Integration Costs (f)	Severe Weather (g)	As Adjusted

Operating income	$669.9	$236.0	$39.3	$24.0	$18.5	$987.7
Operating income as a % of net revenues	11.9%	4.2%	0.7%	0.4%	0.3%	17.5%
Income from continuing operations (h)	282.3	194.7	23.9	19.5	11.3	531.7
Diluted earnings per common share	1.75	1.21	0.15	0.12	0.07	3.30

(d)

Represents the first quarter 2011 pre-tax charge of $236 million associated with the agreement in principle related to Medi-Cal. The terms of the final settlement, which was subsequently reached in the second quarter, were consistent with the agreement in principle and resulted in no additional charge.

(e)

Results for the nine months ended September 30, 2011 include $39.3 million of pre-tax restructuring charges, or $0.15 per diluted share, principally associated with workforce reductions. Of these costs, $24.9 million and $14.4 million were included in cost of services and selling, general and administrative expenses, respectively.

(f)

Results for the nine months ended September 30, 2011 include $27.1 million of pre-tax transaction and integration costs, or $0.12 per diluted share, associated with the acquisitions of Athena Diagnostics and Celera Corporation. Of these costs, $24.0 million, primarily related to professional fees and integration charges, was recorded in selling, general, and administrative expenses and $3.1 million of financing related costs were recorded in interest expense, net.

(g)	Represents an estimate of the impact of severe weather in the first quarter of 2011.

(h)

Income tax expense of $41.3 million associated with the Medi-Cal charge was calculated by applying a combined federal and the applicable state tax rate of 36% to the portion of the settlement for which a tax benefit has been recorded. Income tax expense of $7.6 million associated with transaction and integration costs was calculated by applying a combined federal and state rate of 39% to those costs for which a tax benefit has been recorded. For the estimated impact of severe weather and the impact of restructuring charges, income tax expense of $7.2 million and $15.4 million, respectively, was calculated using a combined federal and state rate of 39%.

	Nine months ended September 30, 2010 (dollars in millions, except per share data) (i)

	As Reported	Severe Weather (j)	Restructuring Charges (k)	As Adjusted

Operating income	$1,001.3	$14.1	$17.3	$1,032.7
Operating income as a % of net revenues	18.1%	0.2%	0.3%	18.6%
Income from continuing operations (l)	555.8	8.6	10.6	575.0
Diluted earnings per common share	3.09	0.05	0.06	3.20

(i)	As adjusted results for the three months ended September 30, 2010 have not been presented because there were no special items that impacted operating results in that quarter.

(j)	Represents an estimate of the impact of severe weather in the first quarter of 2010.

(k)

Results for the nine months ended September 30, 2010 include $17.3 million of pre-tax restructuring charges, or $0.06 per diluted share, principally associated with workforce reductions in the first quarter of 2010. Of these costs, $4.5 million and $12.8 million were included in cost of services and selling, general and administrative expenses, respectively.

(l)

For the estimated impact of severe weather and the impact of restructuring charges, income tax expense of $5.5 million and $6.7 million, respectively, was calculated using a combined federal and state rate of 39%.

3)

The following table summarizes the impact to the year over year comparisons for the Medi-Cal charge, transaction and integration costs, restructuring charges, and the estimated impact of severe weather on certain reported results for the nine months ended September 30, 2011 and 2010 (in millions, except per share data). Comparisons for the three months ended September 30, 2011 and 2010 have not been presented because there were no special items that impacted operating results in the third quarter of 2010.

	Medi-Cal Charge			Transaction and Integration Costs

	2011	2010	Better (Worse)	2011		2010		Better (Worse)

Net revenues	$—	$—	$—	$—		$—		$—
Cost of services	—	—	—	—		—		—
Selling, general and administrative	—	—	—	24.0		—		(24.0)
Operating income	236.0	—	(236.0)	24.0		—		(24.0)
Net income	194.7	—	(194.7)	19.5		—		(19.5)
Diluted earnings per common share	1.21	—	(1.21)	0.12		—		(0.12)

	Restructuring Charges			Severe Weather

	2011	2010	Better (Worse)	2011		2010		Better (Worse)

Net revenues	$—	$—	$—	$25.7		$19.4		$(6.3)
Cost of services	24.9	4.5	(20.4)		*		*	*
Selling, general and administrative	14.4	12.8	(1.6)		*		*	*
Operating income	39.3	17.3	(22.0)	18.5		14.1		(4.4)
Net income	23.9	10.6	(13.3)	11.3		8.6		(2.7)
Diluted earnings per common share	0.15	0.06	(0.09)	0.07		0.05		(0.02)

*	The estimated impact on operating costs of severe weather predominantly affects cost of services; with a lesser impact on selling, general, and administrative expenses.

4)

Other operating expense (income), net includes special charges, and miscellaneous income and expense items related to operating activities. For the nine months ended September 30, 2011, other operating expense (income), net included a first quarter 2011 pre-tax charge of $236 million associated with the agreement in principle related to Medi-Cal.

5)

Results for the three and nine months ended September 30, 2011 and 2010 include benefits of $0.05 and $0.08 per diluted share, respectively, primarily associated with the resolution of certain tax contingencies.

6)

Other (expense) income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three and nine months ended September 30, 2011, other (expense) income, net includes a pre-tax gain of $3.2 million associated with the sale of an investment. For the three and nine months ended September 30, 2011, other (expense) income, net also includes losses of $5.9 million and $3.5 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans. For the three and nine months ended September 30, 2010, other (expense) income, net includes gains of $3.8 million and $2.4 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans.

7)

In January 2011, our Board of Directors authorized $750 million of additional share repurchases, bringing the total available under share repurchase authorizations at that date to $1 billion. For the three months ended September 30, 2011, the Company repurchased 1.0 million shares of its common stock at a price of $47.79 per share for $50 million. For the nine months ended September 30, 2011, the Company repurchased 16.4 million shares of its common at a price of $53.89 per share for $885 million, including 15.4 million shares of its common stock at a price of $54.30 per share for $835 million from SB Holdings Capital Inc., a wholly-owned subsidiary of GlaxoSmithKline plc. For the three and nine months ended September 30, 2011, the Company reissued 0.2 million shares and 2.7 million shares, respectively, for employee benefit plans. As of September 30, 2011, the Company had $115 million remaining under share repurchase authorizations.

8)

The outlook for adjusted diluted earnings per common share, adjusted operating income as a percentage of net revenues, and adjusted cash flows from operations represent management’s estimates for the full year 2011 before the impact of the Medi-Cal charge, restructuring charges, transaction and integration costs related to the acquisitions of Athena Diagnostics and Celera Corporation, and the estimated impact of severe weather in the first quarter of 2011. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the Company’s ongoing operating performance and are on a basis consistent with previous estimates of diluted earnings per common share, operating income as a percentage of net revenues, and cash flows from operations. Adjusted diluted earnings per common share, adjusted operating income as a percentage of net revenues, and adjusted cash flows from operations are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amounts determined under accounting principles generally accepted in the United States.

The following table reconciles our 2011 outlook, on an adjusted basis, to the corresponding amounts determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the impact of the Medi-Cal charge, restructuring charges, costs associated with the Athena and Celera transactions, and the estimated impact of severe weather in the first quarter of 2011.

Outlook for 2011 Before Future Special Items

	As Reported	Medi- Cal Charge (a)	Restructuring Charges (b)	Transaction and Integration Costs (c)	Severe Weather (d)		As Adjusted

Diluted earnings per common share	$2.74-$2.79	$1.22	$0.15	$0.12	$0.07		$4.30-$4.35
Operating income as a % of net revenues	13.3%	3.2%	0.5%	0.3%	0.2%		17.5%
Cash flows from operations (in millions)	~$900	$147	$24	$28		(e)	~$1,100

(a)	Represents the first quarter 2011 pre-tax charge of $236 million related to the Medi-Cal settlement.

(b)	Represents pre-tax restructuring charges of $39.3 million, principally associated with workforce reductions.

(c)

Represents $27.1 million of pre-tax transaction costs associated with the acquisitions of Athena Diagnostics and Celera Corporation. Of these costs, $24.0 million, primarily related to professional fees and integration charges, was recorded in selling, general, and administrative expenses and $3.1 million of financing related costs was recorded in interest expense, net. In addition to the after-tax impact of the transaction costs noted above, cash flows from operations also include the after-tax impact of pre-merger transaction costs that were accrued in Celera’s opening balance sheet and paid by the Company.

(d)	Represents an estimate of the impact of severe weather in the first quarter of 2011.

(e)	Not significant to the outlook for cash flows from operations.